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                              DIRECTORS' RETIREMENT PLAN
                          ADOPTED BY THE BOARD OF DIRECTORS
                      OF STOCKTON SAVINGS AND LOAN ASSOCIATION
                        AT MEETING HELD ON NOVEMBER 18, 1985


              BE IT RESOLVED, by the Board of Directors of Stockton Savings and Loan Association that any directors of this Association ceasing to be such directors and who have attained the age of 70 with 10 years of continuous service, may be elected by the Board of Directors as "Directors Emeritus", and such persons who accept such election shall serve for life or until removed as advisors and consultants to the Board of Directors of this Association, and when invited, may sit with the Board of Directors at regular meetings and discuss any question under consideration provided, however, that such Directors Emeritus shall cast no vote.

              Election to the position of Director Emeritus shall be a discretionary act by the Board of Directors and the Board shall have the power to remove any Director Emeritus with or without cause at any time.

              Except for the following provisions with respect to health insurance and spousal benefits, Directors Emeritus, in consideration of the availability for their advice and consultation shall, whether or not present at such regular meetings, be paid the same fees or other consideration paid to the Directors of this Association as directors, and when the fees paid to the Directors of this Association are increased, the consideration paid to the Directors Emeritus shall also be increased in the like amount. Health insurance shall be provided to Directors Emeritus only if the Board of Directors determines that said insurance is available. No spousal benefits shall be provided to Directors Emeritus.

              The foregoing resolution as an act of the Board of Directors shall become effective on Monday, November 18, 1985.
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